Exhibit 15.1


August 11, 1994


Arizona Public Service Company
Post Office Box 53999
Phoenix, Arizona 85072-3999

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Arizona Public Service Company for the periods ended June 30, 1994 and 1993, as indicated in our report dated August 11, 1994; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, is incorporated by reference in Registration Statement Nos. 33-51085, 33-57822 and 33-61228 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



DELOITTE & TOUCHE

Phoenix, Arizona